EXHIBIT 99.1

Mobetize Partners With SurePay Payment Services to Provide Payroll-Funded Mobile Wallet and Remittance Services in UAE

Mobile Solution for Eight Million Foreign Residents in the UAE

BLAINE, Wash., Oct. 27, 2014 (GLOBE NEWSWIRE) -- Mobetize Corp. (OTC:MPAY), a technology leader in mobile commerce payment solutions, announced today an agreement with SurePay Payment Services, an emerging global payment solutions provider in UAE funded by the Royal Group UAE www.royalclubuae.ae. Mobetize will enable SurePay to provide mobile wallet services such as money transfer and airtime top-up funded via the payroll from expatriate workers living in the United Arab Emirates (UAE). This follows the previously-announced memorandum of understanding signed with iWire Consulting, SurePay's integration, development and technology partner.

"We are excited to work with SurePay and the Royal Group to offer the first mobile money transfer service to be funded via payroll for expatriate workers in UAE," said Mobetize co-founders Stephen Fowler and Ajay Hans. "The large population of previously unbanked and underserved foreign workers in the UAE and in the Gulf region presents a very large opportunity for SurePay and Mobetize."

With more than 8 million foreign residents from 140 different countries, the international money transfer remittance market is very large in the UAE. According to the UAE Government, over US$20 billion was remitted from the UAE during 2012 and other money transfer experts have stated remittances from UAE were nearly US$30 Billion for 2013. Many ex-patriate workers in the UAE and consumers need better information about their finances, and desire the ease and convenience of conducting financial transactions via a mobile device. Although these workers and consumers often have insufficient access to financial services, their access to mobile phones is widespread. According to Nielsen, there is 78 percent smartphone penetration in the UAE, which is one of the highest penetration rates in the MENAP region. In fact, 81 percent of mobile owners age 16-34 now own smartphones, and penetration is rising steadily among other age groups as well.

Mobetize' smartWallet platform will enable SurePay, on a white label basis, to offer a rich mobile wallet feature set and services to employers and their expatriate workers including features such as user registration, customized account settings, balance view, and stored payment methods. According to the terms of the three-year agreement, Mobetize will initially provide SurePay's users its smartWallet platform, smartRemit international money transfer service, and its smartCharge mobile phone airtime top-up/ recharge service. Additional services, including bill payments, POS payments, prepaid cards and other services will be added to the wallet. In exchange for its services, SurePay will pay Mobetize an integration fee and receive a variable fee per transaction based on volumes and types of financial service provided. Discussions on integration have begun with several leading banks in the UAE, with service expected to commence during the beginning of 2015.

"The Mobetize 'plug and play' smartWallet solution removes many regulatory, compliance and time to market barriers, so we can rapidly deploy services to our customers," said Ahmed Fasih Akhtar, Managing Partner of SurePay Payment Services. "Based on the strong value proposition of our combined offering, we expect usage among our current base of 350,000+ workers in the UAE to grow rapidly. Likewise, as we begin to expand our reach globally, we expect the number of employers and users to expand rapidly from the existing base."

About Mobetize

Mobetize Corp. (OTC:MPAY) is a technology leader in mobile commerce payment solutions. Mobetize's brandable platform enable telecom operators, employers and prepaid card issuers to simplify the delivery of mobile financial services. Mobetize ensures end-to-end integration for services such as retail/online payments, air-time top ups, international remittances, P2P transfers and Visa/Mastercard programs on mobile devices. Mobetize seamlessly integrates and white labels their secure mobile money platform with their delivery partners to help increase their revenues, decrease customer service costs and increase loyalty to existing offerings. For more information, visit http://www.mobetize.com

About SurePay Payment Services Provider, LLC

Funded by the Royal Group, SurePay provides electronic payment services to employers in the UAE. The Royal Group is a conglomerate of 60 large and medium sized companies based in the United Arab Emirates (UAE). Launched in the late 1990's, Royal Group currently employs over 15,000 people from a wide variety of countries and cultures and is supported through its head office in Dubai, UAE. For more information visit www.royalclubuae.ae

CONTACT: Stephen Fowler
         Mobetize Corp.
         (206) 347-4515
         sfowler@mobetize.com

         David Mossberg
         Three Part Partners (TPP)
         817 310-0051
         dmossberg@threepa.com